EXHIBIT 10.41

DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

FY 20[__] PERFORMANCE STOCK UNIT AWARD AGREEMENT
(United States)
This Performance Stock Unit Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company”), and you, a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of performance-based Restricted Stock Units (“Performance Stock Units”) during the Company’s fiscal year 20[__]. This Agreement is effective as of the Grant Date communicated to you and set forth in the Company’s records.
The Company wishes to award to you Performance Stock Units representing the opportunity to earn shares of Stock, subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Company’s 2015 Omnibus Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1.Award of Performance Stock Units.
The Company hereby grants to you, effective as of the Grant Date, an Award of Performance Stock Units for that number of Performance Stock Units communicated to you and set forth in the Company’s records (the “PSUs”), on the terms and conditions set forth in such communication, this Agreement and the Plan. Each PSU represents the right to receive one share of Stock, subject to the terms and conditions set forth herein.
2.    Rights with Respect to the PSUs.
The PSUs granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Stock. Your rights with respect to the PSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the PSUs lapse, in accordance with Sections 3 or 4 hereof. Your right to receive cash payments and other distributions with respect to the PSUs is more particularly described in Sections 7(b) and (c) hereof.
3.    Vesting.
(a)    Subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 11 below, the Earned PSUs (as defined below), if any, shall vest, and the restrictions with respect to the PSUs shall lapse, on the dates and in the amounts set forth in this Agreement if you remain continuously employed by the Company or an Affiliate until the date you become vested in accordance with the terms and conditions of this Agreement.

(b)    The number of PSUs that shall become earned, if any (the “Earned PSUs”), following the end of the period commencing on [_______] (the “Commencement Date”) and ending on [_________] (the “Performance Period”)1 shall be determined by multiplying the PSUs by the Earned Percentage, calculated as set forth in Exhibit A to this Agreement, and may range from [zero to one hundred fifty percent (150%) of the PSUs].
(c)    The Earned PSUs, if any, shall vest as follows: (i) fifty percent (50%) shall vest on the third anniversary of the Grant Date, and (ii) fifty percent (50%) shall vest on the fourth anniversary of the Grant Date (the “End Date”). [Alternative: The Earned PSUs, if any, shall vest one hundred (100%) on the [insert: applicable date].]2
(d)    The calculations under this Section 3 shall be made by the Committee following the end of the Performance Period and any vesting resulting from such calculations shall be effective as of the applicable vesting date. Any PSUs that do not vest on a vesting date pursuant to the terms of Section 3 or 4 shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(b) and (c) hereof, as of such vesting date.
(e)    The Committee administering the Plan shall have the authority to make any determinations regarding questions arising from the application of the provisions of this Section 3, which determination shall be final, conclusive and binding on you and the Company.
4.    Forfeiture; Early Vesting.
If you cease to be employed by the Company or an Affiliate prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, your rights to all of the PSUs shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(b) and (c) hereof. Notwithstanding the foregoing, the PSUs shall vest subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 11 below:3
(a)    If, within two years after the date of the consummation of a Change in Control that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause (using the standard definition set forth in Section 2.8 of the Plan), death or Disability, or you terminate employment for Good Reason, the Earned Percentage shall be deemed to be one hundred percent (100%) and you shall become immediately and

1Note to Draft: The alternative provision is to allow for different lengths of the performance period.
2Note to Draft: The alternative provision is to allow for full vesting at the end of the performance period.
3Note to Draft: The intent is for the retirement provisions in Sections 4(b) and (c) to be included in annual grants and to have the flexibility to include or exclude these provisions in off-cycle grants. The CEO has the flexibility, in his sole discretion, to include or exclude the Rule of 70 provision in Section 4(d).

unconditionally vested in all of the Earned PSUs. If you are a person otherwise described in either (i) Sections 4(b) or 4(c) due to having Retired (as defined in Section 4(h) below, (ii) Section 4(d) due to having had an Involuntary Termination (as defined in Section 4(d) below) or (iii) Section 4(f) due to becoming Disabled (as defined in Section 4(f) below), in each case within two years after the date of a Change in Control that occurs after the Grant Date, then you shall be entitled to vested PSUs and Earned Percentage as described in this Section 4(a).
(b)    [Except as otherwise provided in Section 4(a) above, if you Retire (as defined under Section 4(h) below) on or after age 65 with five years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) (“Normal Retirement”) prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, then the number of PSUs that become earned shall be determined at the end of the Performance Period in accordance with Section 3(b) hereof, and the Earned PSUs, if any, shall become fully vested [(x)] as of the last day of the Performance Period[ if you retire on or prior to the third anniversary of the Grant Date or (y) as of the date of your Normal Retirement if you retire after the third anniversary of the Grant Date].]
(c)    [Except as otherwise provided in Section 4(a) above, if you Retire on or after age 55 with ten years of service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) but before Normal Retirement (“Early Retirement”) prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, then the number of PSUs that become earned shall be determined at the end of the Performance Period in accordance with Section 3(b) hereof, and the Earned PSUs, if any, shall become vested [(x)] as of the last day of the Performance Period[ if you retire on or prior to the third anniversary of the Grant Date, or (y) as of the date of your Early Retirement if you retire after the third anniversary of the Grant Date, in each case] on a pro rata basis, determined based on the number of full months of employment completed from the Commencement Date to the date of your Early Retirement divided by the number of full months during the period commencing on the Commencement Date and ending on the End Date.]
(d)    [Except as otherwise provided in Section 4(a) above, if your age and service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) is equal to or greater than 70 on the date your employment is involuntarily terminated without Cause (“Involuntary Termination”) prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, then the number of PSUs that become earned shall be determined at the end of the Performance Period in accordance with Section 3(b) hereof, and the Earned PSUs, if any, shall become vested [(x)] as of the last day of the Performance Period[ if your Involuntary Termination occurs on or prior to the third anniversary of the Grant Date, or (y) as of the date of your Involuntary Termination if such termination occurs after the third anniversary of the Grant Date, in each case] on a pro rata basis, determined based on the number of full months of employment completed from the Commencement Date to the date of your Involuntary Termination divided by the number of full months during the period commencing on the Commencement Date and ending on the End Date.]
(e)    If you terminate employment with the Company or an Affiliate due to death prior to the vesting or forfeiture of the PSUs pursuant to Section 3, the Earned Percentage shall be deemed to be one hundred percent (100%) and you shall become immediately and unconditionally vested in all of the Earned PSUs as of the date of your death.
(f)    Except as otherwise provided in Section 4(a) above, if you terminate employment with the Company or an Affiliate on account of becoming Disabled (as defined below) prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, then the number of PSUs that become earned shall be determined at the end of the Performance Period in accordance with Section 3(b) hereof, and the Earned PSUs, if any, shall become vested [(x)] as of the last day of the Performance Period[ if you become Disabled on or prior to the third anniversary of the Grant Date, or (y) as of the date on which you become Disabled if such date occurs after the third anniversary of the Grant Date, in each case] on a pro rata basis, determined based on the number of full months of employment completed from the Commencement Date to the date on which you determined to be Disabled divided by the number of full months during the period commencing on the Commencement Date and ending on the End Date. For purposes of this Agreement, “Disabled” or “Disability” means (i) being treated as disabled under the applicable plan of long-term disability of the Company or an Affiliate; (ii) becoming eligible for disability benefits under the Social Security Act; or (iii) the Company, in its sole discretion, determines you to be “Disabled” for purposes of this Agreement.
(g)    For purposes of this Agreement, “Good Reason” means:
(i)    without your express written consent, (a) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of the consummation of a Change in Control or (b) any other substantial adverse change in such position (including titles), authority or responsibilities; or
(ii)    a material reduction in your base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the date of the consummation of a Change in Control, other than (a) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you or (b) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally.
You shall only have Good Reason if (A) you have provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, you actually terminate employment within sixty (60) days after the notice of termination. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) or (ii) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to settlement of the PSUs as provided hereunder upon a termination of employment for Good Reason.
(h)    [For purposes of this Agreement, “Retire” means that you voluntarily terminate your employment with the Company and its Affiliates after having attained a combination of age and years of service that meets the requirements of either Section 4(b) or Section 4(c) above and, prior to such employment termination, you have: (i) given the Company’s Chief Human Relations Officer (“CHRO”) or your immediate supervisor at least three months’ prior written notice (or such shorter period of time approved in writing by the CHRO or your immediate supervisor) of your intended retirement date and (ii) completed transition duties and responsibilities as determined by the CHRO and/or your immediate supervisor during the notice period in a satisfactory manner, as reasonably determined by either of them. Notwithstanding the foregoing, you shall be deemed to Retire for purposes of this Section if your employment is involuntarily terminated by the Company without Cause after having met one of the age and service requirements set forth above, provided that you have timely completed transition duties and responsibilities as determined by the CHRO and/or your immediate supervisor, if any, in a satisfactory manner, as reasonably determined by either of them.]
5.    Restriction on Transfer.
Except as contemplated by Section 7(a), none of the PSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the PSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the PSUs.
6.    Application of Clawback Policy and Stock Ownership Policy
The PSUs and any rights to Stock or other property in connection with the PSUs are subject to terms and conditions of the Company’s Clawback Policy and Stock Ownership Policy (collectively, the “Policies”), each as may be amended and in effect from time to time. By accepting the PSUs, you voluntarily agree and acknowledge that: (a) the Policies have been previously provided to you, (b) the Policies are part of this Performance Stock Unit Award Agreement, (c) the Company may cancel the PSUs, require reimbursement of Stock acquired under the PSUs and effect any other right of recoupment as provided under the Plan or otherwise in accordance with these Policies as they currently exist or as they may from time to time be adopted or modified in the future by the Company, (d) you may be required to repay to the Company certain previously paid compensation, whether provided under the Plan, the PSUs, or otherwise in accordance with the Clawback Policy, and (e) you understand the terms and conditions set forth in the Policies and this Section 6. The Company’s rights under this Section 6 shall be in addition to its rights under Section 3.3.2 of the Plan.

7.    Settlement of PSUs; Issuance of Stock.[
(a)    No shares of Stock shall be issued to you (or your beneficiary or, if none, your estate in the event of your death) prior to the date on which the applicable PSUs vest, in accordance with the terms and conditions set forth in this Agreement.
(i)    Except as otherwise provided in this Section 7(a), the Company shall promptly following the third anniversary of the Grant Date or the fourth anniversary of the Grant Date, as applicable, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the third anniversary of the Grant Date or the fourth anniversary of the Grant Date, as applicable, with respect to PSUs that vest pursuant to Section 3(c) hereof, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name.
(ii)    In the event that your employment terminates in accordance with the provisions of Sections 4(a) or 4(e) hereof, the Company shall promptly following the date on which your employment with the Company terminates, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the date on which your employment with the Company terminates, with respect to PSUs that vest pursuant to Sections 4(a) or 4(e) hereof, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.
(iii)    In the event that your employment terminates in accordance with the provisions of Section 4(d) hereof and is not described in Section 7(a)(ii) above, the Company shall (x) promptly following the last day of the Performance Period, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the last day of the Performance Period, with respect to PSUs that vest pursuant to Section 4(d) hereof on account of your termination of employment with the Company on or prior to the third anniversary of the Grant Date, or (y) promptly following the date on which your employment with the Company terminates, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the date on which your employment with the Company terminates, with respect to PSUs that vest pursuant to Section 4(d) hereof on account of your termination of employment with the Company after the third anniversary of the Grant Date, and, in each case, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.
(iv)    In the event that your employment terminates in accordance with the provisions of Sections 4(b), 4(c) or 4(f) hereof and is not described in Section 7(a)(ii) above, the Company shall (x) promptly following the last day of the Performance Period, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the last day of the Performance Period, with respect to PSUs that vest pursuant to Sections 4(b), 4(c) or 4(f) hereof on account of your termination of employment with the Company on or prior to the third anniversary of the Grant Date, or (y) during the month of August of the calendar year in which the fourth anniversary of the Grant Date occurs, with respect to PSUs that vest pursuant to Sections 4(b), 4(c) or 4(f) hereof on account of your eligibility for retirement or termination of employment with the Company after the third anniversary of the Grant Date, and, in each case, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.]
[Alternative Language for PSUs Settled at One Time Shortly after End of Performance Period4
(a)    No shares of Stock shall be issued to you (or your beneficiary or, if none, your estate in the event of your death) prior to the date on which the applicable PSUs vest, in accordance with the terms and conditions set forth in this Agreement. Except as otherwise provided in this Section 7(a), the Company shall promptly following the end of the Performance Period, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the second anniversary of the Grant Date with respect to PSUs that vest pursuant to Section 3(c) hereof, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name.
4Note to Draft: Revised payment language included to accommodate PSU grants that are to be settled fully shortly after the end of the performance period or settled following certain terminations of employment.

(i)    In the event that your employment terminates in accordance with the provisions of Sections 4(a) or 4(e) hereof, the Company shall promptly following the date on which your employment with the Company terminates, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the date on which your employment with the Company terminates, with respect to PSUs that vest pursuant to Sections 4(a) or 4(e) hereof, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.
(ii)    In the event that your employment terminates in accordance with the provisions of Sections 4(b), 4(c), 4(d), or 4(f) hereof and is not described in Section 7(a)(i) above, the Company shall promptly following the last day of the Performance Period, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the last day of the Performance Period, with respect to PSUs that vest pursuant to Sections 4(b), 4(c), 4(d), or 4(f) hereof on account of your termination of employment with the Company on or prior to the second anniversary of the Grant Date, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested PSUs (as adjusted by the applicable Earned Percentage) to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.]
[Notwithstanding the foregoing, any distribution (including any distribution of amounts otherwise described in Sections 7(b) and (c) below) to any “specified employee” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder), that constitutes “deferred compensation” under Code Section 409A and is on account of your “separation from service” (within the meaning of Code Section 409A) shall be made as soon as reasonably practicable after the first day of the seventh month following such separation from service (or, if earlier, the date of the specified employee’s death) as required to comply with Code Section 409A. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Stock relating to any vested PSU. In the event of your death after your retirement or termination of employment and before payment, the number of shares of Stock otherwise deliverable and the amount otherwise payable under this Section 7(a) shall be delivered or paid, as applicable, to your beneficiary or, if none, your estate as soon as practicable after your death. No transfer by will or the Applicable Laws of descent and distribution of any PSUs which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.]5

5Note to Draft: This paragraph is only required if payment can be made on an accelerated basis on account of separation from service.

(b)    On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the Company and the value or actual issuance of any other property (in each case as determined by the Committee) (except for cash dividends and other cash distributions), in each case that the Company would have distributed to you during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the shares of Stock that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the PSUs are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.
(c)    On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of shares of Stock having an aggregate Fair Market Value (as determined by the Committee) equal to the aggregate amount of cash dividends and other cash distributions that the Company would have paid to you during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the shares of Stock that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any applicable withholding taxes. To the extent that the PSUs are forfeited prior to vesting, the right to receive such shares of Stock shall also be forfeited. [confirm that this treatment is desired – no dividend equivalent feature is otherwise provided in this agreement]
8.    Lock-Up Period.
[Notwithstanding anything to the contrary contained herein, you shall not sell or otherwise transfer any shares of Stock that are delivered to you under Section 7 hereof (less any applicable withholding taxes) in respect of any Earned PSUs that become vested on the third anniversary of the Grant Date in accordance with Section 3(c) hereof for a period of one year following the third anniversary of the Grant Date (the “Lock-Up Period”); provided, however, that if your employment with the Company terminates for any reason during the Lock-Up Period, then the Lock-Up Period with respect to such shares of Stock shall end on the date of your termination of employment.]
9.    Adjustments.
In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Stock such that an adjustment of the PSUs is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the PSUs.
10.    Taxes.
(a)    You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the PSUs, the receipt of cash payments or other distributions pursuant to Section 7 hereof, the vesting of the PSUs and the receipt of shares of Stock upon the settlement of the PSUs, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.
(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the PSUs and the corresponding receipt of shares of Stock and cash payments by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the shares of Stock or cash otherwise to be delivered or paid having a Fair Market Value equal to the minimum statutory withholding amount or such greater amount as may be permitted under applicable accounting standards, or (iii) delivering to the Company shares of Stock having a Fair Market Value equal to the amount of such taxes. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting and settlement of the PSUs may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting and settlement of the PSUs, or such greater amount as may be permitted under applicable accounting standards, at the discretion of the Company. If you do not make a tax withholding election under this Section 10(b), the Company shall withhold shares of Stock as provided in Section 10(b)(ii) above.
11.    [Restrictive Covenants.6
(a)    Non-Disclosure.
(i)    During the course of your employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by
6Note to Draft: The restrictive covenants in Section 11 shall be included in grants to executive officers. The CEO shall have discretion whether or not to include these covenants in grants to other individuals.

you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under Applicable Law, including the Defend Trade Secrets Act of 2016) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by you concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
(ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During the term of your employment with the Company and for a period of five (5) years following the termination of your employment with the Company for any reason, with or without Cause, and upon the initiative of either you or the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential

Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.
(iii)    Upon request by the Company and, in any event, upon termination of your employment with the Company for any reason, you will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.
(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the Applicable Law relating to Trade Secrets.
(b)    Non-Competition. You agree that, while employed by the Company and for a period of twenty-four (24) months following the termination of your employment with the Company for any reason, with or without Cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor (as defined below), directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.
(i)    If you are a resident of California and subject to its laws, the restrictions set forth in this Section 11(b) above shall not apply to you.
(ii)    Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct

Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.
(c)    Non-Solicitation. You agree that you shall not at any time during your employment with the Company and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact (as defined below) during the last two years of your employment with the Company, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company.
(d)    Non-Recruitment. You agree that during the course of your employment with the Company and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 11(d) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. If you are a resident of California and subject to its laws, the restrictions set forth in Section 11(c) above and this Section 11(d) shall be limited to apply only where you use or disclose Confidential Information or Trade Secrets when engaging in the restricted activities.
(e)    Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s Business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood. By accepting this Agreement, you specifically recognize and affirm that strict compliance with terms of the covenants set forth in this Section 11 is required in order to vest in the PSUs and receive any Earned Shares. You agree that should all or any part or application of this Section 11 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company, you nevertheless shall not vest in any PSUs nor receive any of shares of Stock if you violated any of the terms of any of the covenants set forth in this Section 11.
(f)    Survival of Covenants. The provisions and restrictive covenants in this Section 11 of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 11. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section 11, prior to the commencement of any such affiliation or employment.
(g)    Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.
(h)    Clawback and Forfeiture due to Violating Section 11. In the event that you violate any of the terms of this Section 11, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) you shall return to the Company any shares of Stock received by you or your personal representative from the payment of any PSUs that vested [on or after any such violation or pursuant to Section 4 of this Agreement] and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any such PSUs, and (ii) your unvested PSUs shall be immediately and irrevocably forfeited.]
12.    General Provisions.
(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.
(b)    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)    Reservation of Shares. The Company shall at all times prior to the vesting of the PSUs reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.
(d)    Securities Matters. The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(e)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(f)    Sections. Sections (if any) that are referenced but “intentionally omitted” from this Agreement shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(g)    Arbitration. [Except for injunctive relief as set forth herein,]7 the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.
(h)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Subject to Section 12(g) hereof, you agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.
7Note to Draft: This language only to be included in Agreements that contain the restrictive covenants in Section 11.

(i)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Darden Restaurants, Inc.
Supervisor, Stock Compensation Plans
1000 Darden Center Drive
Orlando, FL 32837
(j)    Offset. Any severance or other payment or benefits to you under the Company’s plans and agreements may be reduced in the Company’s discretion, by any amounts that you owe the Company under Section 6 or Section 11 of this Agreement, provided that any such offset occurs at a time so that it does not violate Section 409A of the Code and is permitted under Applicable Laws.
(k)    Award Agreement and Related Documents. This PSU Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a PSU grant. [You are not required to execute this Agreement, but you will have 60 days from the Grant Date to notify the Company of any issues regarding the terms and conditions of this Agreement; otherwise, you will be deemed to agree with them. OR YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, THE CLAWBACK AND FORFEITURE PROVISIONS UNDER SECTION 6 AND SECTION 11 OF THIS AGREEMENT AND THE COMPANY’S OFFSET PROVISIONS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE MORGAN STANLEY SMITH BARNEY WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR PSU GRANT.]8 In connection with your PSU grant and this Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

[8]Note to Draft: Active acceptance of the Agreement only to be included in Agreements that contain the restrictive covenants in Section 11.

FY[ ] PERFORMANCE STOCK UNIT AWARD AGREEMENT – EXHIBIT A
PERFORMANCE CRITERIA